Calculation of Registration Fee

Title of each class of securities offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$100,000,000	$11,610

Pricing Supplement Dated September 26, 2011 (To Prospectus dated November 20, 2009 and Prospectus Supplement dated November 20, 2009)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-163273

PACCAR Financial Corp.

Medium-Term Notes, Series M – Floating Rate

CUSIP# 69371RK47

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐ Barclays Capital Inc.

☒ Citigroup Global Markets Inc.

☐ BNP Paribas Securities Corp.

☒ Mitsubishi UFJ Securities (USA), Inc.

☐ Goldman, Sachs & Co.

☒ J.P. Morgan Securities Inc.

☒ Other: U.S. Bancorp Investments, Inc.

                Banco Bilbao Vizcaya Argentaria, S.A.
acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $100,000,000	Original Issue Date:	September 29, 2011

Agent’s Discount or Commission: 0.20%	Final Maturity Date:	September 29, 2014

Net Proceeds to Company: $99,800,000	Interest Payment Date(s):	March 29, June 29, September 29 and December 29, commencing December 29, 2011

	Record Date(s):	The March 15, June 15, September 15 and December 15 next preceding the applicable Interest Payment Date

Calculation Agent:

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:
☐ Inverse Floating Rate Note Fixed Interest Rate:
☐ Other Floating Rate Note (see attached)

Initial Interest Reset Date: September 29, 2011

Interest Reset Date(s): March 29, June 29, September 29 and December 29

Interest Rate Basis:

☐ CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☐ Commercial Paper Rate	☒ LIBOR	☐ Treasury Rate
☐ CMT Rate	Designated LIBOR Page:	☐ Other (see attached)
☐ Reuters Page FRBCMT	☒ Reuters Page LIBOR 01
☐ Reuters Page FEDCMT	☐ Reuters Page LIBOR 02
If Reuters Page FEDCMT:	Designated LIBOR Currency:
☐ Weekly Average
☐ Monthly Average

Index Maturity: 3 Month LIBOR

Spread (+/-): +0.92%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐ 30/360 for the period from                      to                     .

☒ Actual/360 for the period from September 29, 2011 to September 29, 2014

☐ Actual/Actual for the period from                     to                     .

Redemption:

☒ The Notes may not be redeemed prior to the Maturity Date.

☐ The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:        %

Annual Redemption Percentage Reduction:        % until Redemption Percentage is 100% of the Principal Amount.

☐ The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒ The Notes may not be repaid prior to the Maturity Date.

☐ The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                    (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:        %

Form: ☒ Book-Entry        ☐ Certificated

Plan of Distribution:

Name	Title	Principle Amount of Notes
Citigroup Global Markets Inc.	Bookrunner	$30,000,000.00
JP Morgan Securities Inc.	Bookrunner	$30,000,000.00
Mitsubishi UFJ Securities (USA), Inc.	Bookrunner	$30,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A.	Co-Manager	$5,000,000.00
U.S. Bancorp Investments, Inc.	Co-Manager	$5,000,000.00
Total		$100,000,000.00

Other Provisions:

Banco Bilbao Vizcaya Argentaria, S.A., one of the agents, is not a broker-dealer registered with the United States Securities and Exchange Commission. Banco Bilbao Vizcaya Argentaria, S.A. will only make sales of [notes] in the United States, or to nationals or residents of the United States, through affiliates who are registered broker-dealers in compliance with applicable securities laws and the rules and regulations of The Financial Industry Regulatory Authority.